Exhibit 99.1

January 27, 2006

To Shareholders, Members, and Staff:

The NYMEX board of directors, in a special board meeting held on January 25, continued to move forward with the proposed 10% equity investment by General Atlantic LLC ("GA") in NYMEX.

NYMEX plans to file a definitive proxy statement related to the GA transaction with the Securities and Exchange Commission ("SEC") soon; the preliminary proxy was filed last November and has since been revised to reflect the concerns expressed in feedback from you, the shareholders.

Once the definitive proxy is filed, it will be mailed to all NYMEX stockholders who will have the opportunity to vote on the GA transaction at a special shareholders meeting. That meeting will be held at least 30 days after the definitive proxy is filed with the SEC.  The definitive proxy statement will contain all of the information stockholders need to vote on the proposed transaction, and an informational shareholders meeting will be held before the vote.

The board and I feel that the proposed investment by GA is a solid opportunity for the company and all of its stockholders.

I am also pleased to report that during January, the board authorized a special dividend in the amount of $36,764.71 per share of NYMEX Holdings, Inc. common stock owned by shareholders of record as of January 21. This is the second special dividend and ninth dividend overall issued since the demutualization of the Exchange in November 2000.

Continuing the strong performance of last year, the Exchange began 2006 by launching several new contracts. The NYMEX miNYTM gasoline and NYMEX miNYTM heating oil futures began trading on NYMEX ClearPort® at the opening of the January 17 trading session, making a fractional contract available for each of the core futures in the energy complex. As we saw in the past year, the NYMEX miNYTM series has proven to be extremely popular, with trading volume growing more than six-fold over the prior year. The new NYMEX miNYsTM are off to a strong start, with volume of 7,100 contracts during the first four days they were offered for trading. We believe they will be a valuable part of our product slate for hedgers and investors.

Adding to this array of contracts, a NYMEX Europe miNY Brent futures contract is expected to launch on February 6 that will be listed for the first three nearby months.

Additionally, five new daily on-peak electricity futures contracts covering New England, New York State and the Cinergy hub in the Midwest were launched with the opening of the January 9 trading session. The listing of these contracts continues the expansion of the electricity complex that was seen during 2005. Open interest across the sector now totals more than 180,000 contracts. A series of electricity options are expected to be launched during the year, too.

The continuation of the past year's achievements, which included the addition of 95 contracts for trading and clearing and the attainment of record volume for the fourth consecutive year, will be extremely important given the increasingly competitive business environment facing us. The General Atlantic transaction will add to our strength, helping us continue to deliver excellent shareholder value.

Sincerely,

Mitchell Steinhause, Chairman

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Forward Looking and Cautionary Statements
This letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including our ability to consummate the proposed merger or the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the merger or the private placement of Series A Preferred Stock to General Atlantic, and our exploration of and ability to consummate, including as a result of market conditions, a potential initial public offering or other strategic alternative. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to consummate, in whole or in part, the proposed merger or the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection the merger or with the private placement, and our determination not, or difficulties, delays or unanticipated costs in our ability, including as a result of market conditions, to consummate a potential initial public offering or other strategic alternative; the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

Statement Regarding Information That Will Become Available
Please note this is not intended to be a solicitation for proxy. In connection with the proposed private placement, NYMEX will file with the Securities and Exchange Commission and distribute to its stockholders a proxy statement. NYMEX's stockholders are urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. When these documents are filed, they can be obtained for free at the SEC's website (www.sec.gov). Additional information on how to obtain these documents from NYMEX will be made available to stockholders.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX's stockholders in connection with the proposed private placement. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX's 2005 annual meeting. Information regarding the interests of NYMEX's directors and executive officers in the proposed private placement will be included in the proxy statement when it becomes available.